Exhibit 99-B.4.32
ING Life Insurance and Annuity Company
MINIMUM GUARANTEED WITHDRAWAL BENEFIT RIDER WITH RESET OPTION
The Contract and Certificate are endorsed as outlined below. Where used in this Rider, the term Contract shall mean Certificate when this Rider is attached to a Certificate. When this Rider is attached to a Contract issued to an individual, the term
Participant means the Contract Holder. For purposes of this Rider, the term "Purchase Payment(s)" refers to "Contribution(s)"
as those terms are used in the Contract. The Rider's provisions shall control when there is a conflict between this Rider and the
Contract.
This Rider permits withdrawals up to a specified amount annually. In order to be eligible for a withdrawal, the Participant must qualify for a withdrawal under the Internal Revenue Code and the terms of the Plan. Depending on the Rider Withdrawal Option elected, amounts may be guaranteed for a Participant's life or for a defined period and may provide for guaranteed payments in the event the Contract's Individual Account Current Value is reduced to zero, subject to the Rider's terms, conditions and limitations. This Rider has no cash surrender value. The MGWB Base is established for the sole purpose of determining the minimum withdrawal benefit and the MGWB Charge, and is not used in calculating the cash surrender value or other guaranteed benefits. Benefits provided and charges made under the terms and conditions of this Rider are described in detail below. This
Rider will remain in effect until terminated under the conditions described below.
1.	General:
For purposes of this Rider, Individual Account Current Value shall exclude any amounts invested in a Participant Roth
Account, and Purchase Payments made to, or withdrawals made from, the Participant Roth Account are disregarded.
This Rider may be purchased provided all of the following conditions are met:
(a) The Individual Account Current Value is equal to or greater than the required Minimum Initial MGWB Base;
(b) None of the Individual Account Current Value is invested in a Restricted Investment Option on the Rider Date;
(c) There is no outstanding loan balance on the Rider Date;
(d) The election of this Rider is received in good order at our Service Center; and
(e) We are currently making this Rider available for election by Participants.
2.	Important Terms:
The Growth Phase is the period of time beginning on the Rider Date and ending on the last business day immediately preceding the beginning of the Withdrawal Phase.
The Withdrawal Phase begins as of the date of the first partial withdrawal from the Individual Account Current Value while this Rider is in effect.
Eligible Purchase Payments are described on the Rider Schedule. The sum of all transfer/rollover amounts received during the period shown on the Rider Schedule plus the MGWB Base on the Rider Date must not exceed the Maximum
Initial MGWB Base. Any portion of the transfer/rollover amounts received during the eligible period which causes the
Maximum Initial MGWB Base to be exceeded will be treated as Ineligible Purchase Payments.
Ineligible Purchase Payments are any Purchase Payments not classified as Eligible Purchase Payments on the Rider
Schedule.
The Maximum Annual Withdrawal (MAW) is the maximum amount that may be withdrawn from the Individual Account
Current Value in any calendar year while the Rider is in effect without reducing the Rider benefit guarantees in future years.
A Ratchet is a periodic increase in the MGWB Base and the MGWB Remaining Guaranteed Balance during the Growth
Phase, if applicable. See Rider Schedule and Section 3.

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A Reset is an optional increase in the MGWB Base and the MGWB Remaining Guaranteed Balance during the Withdrawal
Phase, if applicable. See Rider Schedule and Section 8.
The Rider Withdrawal Options are those shown on the Rider Schedule under Maximum Annual Withdrawal Percentage.
Once a Rider Withdrawal Option is chosen, it may not be changed.
The Rider Date is the date this Rider becomes effective.
The Rider Year is each consecutive one year period starting on the Rider Date and each Rider Anniversary and ending on the day before the next Rider Anniversary.
The Rider Anniversary is the first day of each Rider Year.
3.	Minimum Guaranteed Withdrawal Benefit (MGWB) Base:
The initial MGWB Base is equal to the Individual Account Current Value on the Rider Date, subject to the Maximum Initial
MGWB Base. If the Individual Account Current Value on the Rider Date is greater than the Maximum Initial MGWB Base, the excess will be treated as Ineligible Purchase Payments.
Thereafter, the MGWB Base is calculated during the Growth Phase as follows, subject to a maximum value equal to the
Maximum MGWB Base:
	1.	On any Ratchet Date (see Rider Schedule), the MGWB Base equals the greater of:
	A.	The current MGWB Base; or
	B.	The current Individual Account Current Value less any Ineligible Purchase Payments.
	2.	On any other date, the MGWB Base equals:
	A.	The MGWB Base on the previous Ratchet Date; plus
	B.	Any Eligible Purchase Payments applied since the previous Ratchet Date.
For the purpose of MGWB Base calculations on and prior to the first Ratchet Date, the Rider Date shall be deemed to be the previous Ratchet Date.
During the Withdrawal Phase, the MGWB Base is recalculated to reflect any election to exercise the MGWB Reset Option and to reflect any adjustments for partial withdrawals as described in Sections 7 and 8 below.
4.	MGWB Remaining Guaranteed Balance:
The MGWB Remaining Guaranteed Balance is the remaining amount that is guaranteed to be available for withdrawal from the Individual Account Current Value over time while the Rider is in effect.
During the Growth Phase, the MGWB Remaining Guaranteed Balance will be equal to the MGWB Base.
During the Withdrawal Phase, the MGWB Remaining Guaranteed Balance will be recalculated at the time of each partial withdrawal, at the time the MGWB Reset Option is exercised, and at the time any Rider benefits are paid as described in
Sections 7, 8 and 13 below.
When the MGWB Remaining Guaranteed Balance is reduced to zero, and a non life Rider Withdrawal Option is available and has been elected, this Rider will terminate, and no additional Rider benefits will be payable.
5.	Maximum Annual Withdrawal (MAW):
The MAW is the maximum amount that may be withdrawn from the Individual Account Current Value in each calendar year without potentially incurring a reduction to the MGWB Base.
The initial MAW is equal to A multiplied by B as of the last day of the Growth Phase where:
A is the applicable MAW Percentage based on the Participant's age and Rider Withdrawal Option elected as shown in the Rider Schedule; and
B is the MGWB Base as of that date.
The Rider Withdrawal Option and the associated MAW Percentage can not be changed once determined.
Thereafter, each time the MGWB Base is increased or decreased as described below, the MAW will be recalculated to equal the MAW Percentage multiplied by the newly recalculated MGWB Base.

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6.	Rider Withdrawal Option Election:
A Participant must elect a Rider Withdrawal Option before any partial withdrawal can be made. Participants should compare benefits that would otherwise be available under the annuity options under the Contract prior to electing a
Rider Withdrawal Option. Once the Rider Withdrawal Option has been elected, it can not be changed. The Rider
Withdrawal Options available are shown on the Rider Schedule.
Election of the Rider Withdrawal Option must be received in good order and must accompany a Participant request to begin withdrawals, as permitted by the Plan. In addition, if a Participant elects this Rider at the time an existing systematic distribution option is in effect, and the Participant does not terminate the systematic distribution option at the time Rider is elected, then the Participant must elect a Rider Withdrawal Option at the time the Rider is elected.
7.	Treatment of Partial Withdrawals:
All amounts withdrawn, including those amounts associated with Ineligible Purchase Payments, will be treated in accordance with this Section.
Withdrawals in each calendar year which do not exceed the then current MAW decrease the MGWB Remaining
Guaranteed Balance by the amount of each withdrawal and do not cause a recalculation of the MGWB Base.
However, any withdrawal which causes the cumulative withdrawals for the current calendar year to exceed the MAW will immediately reduce the MGWB Remaining Guaranteed Balance and the MGWB Base to the lesser of:
		(a)	the MGWB Remaining Guaranteed Balance immediately prior to the withdrawal minus the amount of the withdrawal; or
		(b)	the Individual Account Current Value immediately after the withdrawal.
Example of a withdrawal that exceeds the MAW
Assume a withdrawal of $3,000 is made in market conditions where the Individual Account Current Value is less than both the MGWB Remaining Guaranteed Balance and the MGWB Base, and where the MAW is $2,500
($50,000 MGWB Base x 5% MAW Percentage)
			Individual Account	MGWB Remaining
			Current Value	Guaranteed Balance	MGWB Base	MAW
		Values prior to withdrawal	$30,000	$40,000	$50,000	$2,500
		Values after withdrawal	$27,000	$27,000	$27,000	$1,350
Because the $3,000 withdrawal exceeds the MAW, the MGWB Remaining Guaranteed Balance and the MGWB
Base are adjusted to $27,000 because the Individual Account Current Value after withdrawal ($30,000 - $3,000 =
$27,000) is less than the MGWB Remaining Guaranteed Balance prior to the withdrawal less the amount of the withdrawal ($40,000 - $3,000 = $37,000). As a result the MAW is recalculated to $1,350 ($27,000 MGWB Base x
5% MAW Percentage).
Withdrawals will be on a pro rata basis from each Investment Option unless requested otherwise. Withdrawals not taken on a pro rata basis may result in MGWB Rebalancing in accordance with Section 11 of this Rider.
Withdrawals to satisfy the Required Minimum Distribution rules of the Internal Revenue Code of 1986, as amended
("RMD") applicable to the underlying Contract, that exceed the MAW for a specific calendar year, will not cause a recalculation of the MGWB Remaining Guaranteed Balance or the MGWB Base, subject to the following rules:
	1.	If, on the first business day of any calendar year, the Participant's RMD for that calendar year, applicable to the
Individual Account Current Value, is greater than the MAW on that date, an Additional Withdrawal Amount will be set on that date to be equal to that portion of the RMD that exceeds the MAW. Otherwise, the Additional
Withdrawal Amount will be set to zero.
	2.	Any withdrawals taken in a calendar year will count first against the MAW for that calendar year.
	3.	Once the MAW for the then current calendar year has been taken, additional amounts withdrawn in excess of the MAW will count against and reduce any Additional Withdrawal Amount and are not considered withdrawals that exceed the MAW.

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	4.	Withdrawals that exceed the Additional Withdrawal Amount will reduce the MGWB Base and MGWB Remaining
Guaranteed Balance, as described above in this section. This will cause a recalculation of the MAW as described in Section 5 of this Rider.
	5.	The Additional Withdrawal Amount is set to zero at the end of each calendar year, and remains at zero until it is recalculated the following calendar year. The Additional Withdrawal Amount, when recalculated, will not include the Participant's RMD for a calendar year, or any portion thereof, that may otherwise be taken after that calendar year's end.
Unless specifically stated otherwise in this Rider, any provisions in the Contract establishing required minimum value remaining after a partial withdrawal are superceded and replaced by the provisions of this Rider.
Special rules may apply to withdrawals from certain Investment Options; please see the Rider Schedule.
8.		MGWB Reset Option:
While this Rider is in the Withdrawal Phase, a Participant may elect to reset the MGWB Base and the MGWB
Remaining Guaranteed Balance, subject to the following:
	1.	We receive a request in good order at our Service Center on or prior to an applicable Reset Option Date;
	2.	A Reset may only be elected on a Reset Option Date stated in the Rider Schedule
	3.	The Individual Account Current Value is greater than the MGWB Base; and
	4.	The Individual Account Current Value has not reached the Maximum MGWB Base.
Upon receipt of the request, the MGWB Base and MGWB Remaining Guaranteed Balance will be set equal to the
Individual Account Current Value. Any additional MAW amount created as a result of the Reset may be withdrawn during the remainder of that calendar year.
If the MGWB Reset Option is exercised, we may, at our discretion, change the MGWB Charge as provided in Section
12. In addition, upon Reset, the Rider will become subject to any Investment Option restrictions then in effect at the time of the Reset.
9.		Accepted Investment Option(s):
Accepted Investment Option(s), applicable to this Rider and existing on the Rider Date, are shown in the Rider
Schedule. We may add newly available Investment Options as Accepted Investment Option(s) or reclassify any existing Investment Options as an Accepted Investment Option. MGWB Rebalancing does not impact Accepted
Investment Option(s) because they are not included in determining the minimum asset allocation requirement for Fixed
Allocation Investment Option(s).
10.		Conditional Investment Options:
Conditional Investment Options consist of the following:
Fixed Allocation Investment Option(s) - Fixed Allocation Investment Option(s), applicable to this Rider and existing on the Rider Date, are shown in the Rider Schedule. We may add newly available Investment Options as Fixed Allocation
Investment Option(s).
Restricted Investment Option(s) - Restricted Investment Option(s), applicable to this Rider and existing on the Rider
Date, are shown in the Rider Schedule. We may designate newly available Investment Options as Restricted
Investment Option(s). Transfers or other deposits into Restricted Investment Option(s) shown on the Rider Schedule or any newly available Investment Options which are designated as Restricted Investment Option(s) are not permitted while the Rider is in effect.
Other Investment Options - For purposes of this Rider, any Investment Options not designated as Fixed Allocation
Investment Option(s), Restricted Investment Option(s), or Accepted Investment Option(s) shall be considered Other
Investment Options. As discussed below in Section 11, Other Investment Options are subject to restrictions as to amounts which may be invested or transferred into such classification of Investment Options.

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11.	MGWB Rebalancing:
If, on the MGWB Rebalancing Date, as defined below, the Individual Account Current Value in Fixed Allocation
Investment Option(s) is less than the Minimum Fixed Allocation Investment Options Percentage Requirement shown on the Rider Schedule, we will automatically rebalance the Individual Account Current Value invested in the Conditional
Investment Options to attain the minimum percent requirement for the Fixed Allocation Investment Option(s). Any
amounts invested in the Accepted Investment Option(s) will not be subject to MGWB Rebalancing.
MGWB Rebalancing Dates include the following:
	1.	Each Automatic MGWB Rebalancing Date as shown in the Rider Schedule;
	2.	The day of any withdrawal/transfer/reallocation from the Fixed Allocation Investment Option(s); and
	3.	The day we receive any transfer/rollover amounts that are considered Eligible Purchase Payments.
Such rebalancing will occur, pro rata, from the Other Investment Options to the Fixed Rebalancing Investment Option
and will be the last transaction processed on that date.
No MGWB Rebalancing will occur if you are entirely invested in Accepted Investment Option(s) or if the Minimum Fixed
Allocation Investment Options Percentage Requirement in the Conditional Investment Options is met.
12.	MGWB Charge:
The charge for this Rider is a percentage of the MGWB Base. It is deducted on each quarterly Rider Anniversary from the portion of the Individual Account Current Value invested in each Fund underlying the Separate Account in the same proportion that that amount bears to the total Individual Account Current Value invested in all Funds underlying the
Separate Account. We deduct the charge only from the portion of the Individual Account Current Value invested in
Funds underlying the Separate Account. However, the charge is calculated as a percentage of the entire MGWB Base, which includes Individual Account Current Value invested in any Fixed Allocation Investment Option(s).
If, on the date of deduction, the amount invested in Funds underlying the Separate Account is insufficient to satisfy any portion of the MGWB Charge, we reserve the right to deduct any remaining charge due on the next Valuation Date that amounts in Funds underlying the Separate Account are sufficient to satisfy the charge due.
The MGWB Charge on the Rider Date is stated in the Rider Schedule. If the MGWB Reset Option is exercised. we may, at our discretion, change the MGWB Charge, but it will never exceed the Maximum MGWB Charge shown in the
Rider Schedule. In addition, if we are issuing an MGWB Rider in this form as of the Reset Option Date, the MGWB
Charge at Reset may not exceed the charge then in effect for new Riders issued as of the current Rider's Reset Option
Date.
If the Contract to which this Rider is attached is terminated by surrender, cancellation or application of the Individual
Account Current Value to an Annuity Option, the MGWB Charge for that portion of the current quarter completed will be deducted from the Individual Account Current Value prior to termination of the Contract.
The charge for this Rider will continue to be assessed as long as this Rider is in effect, unless the Rider enters
Automatic Periodic Benefit Status.
13.	Automatic Periodic Benefit Status:
If the Individual Account Current Value is reduced to zero (other than by a withdrawal exceeding the MAW) while the
Rider is in effect, the status changes to Automatic Periodic Benefit Status and the MGWB Periodic Payments will continue in accordance with the Rider Withdrawal Option elected. If the Individual Account Current Value is reduced to zero by a withdrawal which exceeds the MAW, the Contract and this Rider will terminate. In addition, all provisions of the Contract shall terminate with the exception of any provisions affecting a Participant Roth Account. Such provisions will continue to apply with respect to the value in the Participant Roth Account only.

When the Rider enters Automatic Periodic Benefit Status, the Participant Account is modified as follows:

	1.	No other Contract benefits exist with respect to the Individual Account Current Value other than as provided in this Rider;
	2.	No additional Purchase Payments will be accepted except Purchase Payments made to a Participant Roth Account;
3.	Any other Riders attached to the underlying Contract shall terminate unless specified otherwise in the
Rider or except to the extent that such Rider is applicable to the value in a Participant Roth Account; and

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4.	The Participant Account (with the exception of the Participant Roth Account, if any) and this Rider will terminate at the earliest of the following:
a.	Payment of the final MGWB Periodic Payment (for a non life Rider Withdrawal Option, if available and elected); or
b.	Payment of the MGWB Death Benefit
If the Participant is not on a withdrawal payment schedule at the time this Rider enters Automatic Periodic Benefit
Status and the MAW exceeds the partial withdrawals for that Rider Year, including the partial withdrawal that caused the Rider to enter Automatic Periodic Benefit Status, the excess of the MAW over such partial withdrawals will be paid immediately to the Participant.
14.	MGWB Periodic Payments:
The MGWB Periodic Payment is equal to the MAW on the date the Rider enters Automatic Periodic Benefit Status.
MGWB Periodic Payments will begin with the next scheduled payment according to the existing frequency for withdrawals, or annually on each anniversary of the date the Rider entered Automatic Periodic Benefit Status if no schedule of payments exists. The amount of each annual MGWB Periodic Payment will equal the MAW in effect on the date the Rider enters Automatic Periodic Benefit Status if scheduled annually. However, if at the time this Rider enters
Automatic Periodic Benefit Status, the Participant is receiving Systematic Distributions under the Contract more frequently than annually, the MGWB Periodic Payments will be made at the same frequency in equal amounts such that the sum of the payments in each calendar year will equal the annual MGWB Periodic Payment.
MGWB Periodic Payments will continue in accordance with the Rider Withdrawal Option elected as shown on the Rider
Schedule.
If the non life Rider Withdrawal Option was available and elected, and if the MGWB Remaining Guaranteed Balance is less than or equal to the MAW at the time an MGWB Periodic Payment is due, that payment will equal the MGWB
Remaining Guaranteed Balance, and it will be the final MGWB Periodic Payment.
15.	MGWB Death Benefit:
While this Rider is in Automatic Periodic Benefit Status and the Participant dies, MGWB Periodic Payments will cease and the MGWB Death Benefit payable shall be the MGWB Remaining Guaranteed Balance, if any. Such amount shall be payable in a single lump sum to the person entitled to the death proceeds in accordance with the provisions of the
Contract.
16.	Rider Termination:
A Participant may cancel this Rider on the 5th Rider Anniversary, the 10th Rider Anniversary, or any Rider Anniversary
thereafter, by providing good order notice at our Service Center on or prior to the Rider Anniversary.
Except as provided under Section 13, this Rider will automatically terminate on the next valuation following the occurrence of one of the following:
(a)	the MGWB Remaining Guaranteed Balance is reduced to zero (for a non life Rider Withdrawal Option, if available and elected);
(b)	the Contract is terminated in accordance with the provisions of the Contract;
(c)	the Participant initiates a loan;
(d)	the Participant annuitizes the Individual Account Current Value; or
(e)	the Participant dies.
This Rider has no cash surrender value or other non-forfeiture benefits upon termination.

/s/ Brian D. Comer
President
ING Life Insurance and Annuity Company

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